CERTIFICATE OF AMENDMENT

                                       OF

                    THE RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                            MARVEL ENTERPRISES, INC.

                    Adopted in accordance with the provisions

                    of Section 242 of the General Corporation

                          Law of the State of Delaware

I, F. Peter Cuneo, President of Marvel Enterprises, Inc., a corporation existing under the laws of the State of Delaware (the
"Corporation"), do hereby certify as follows:

FIRST: That the Restated Certificate of Incorporation of the Corporation has been amended by striking out the whole of Article VIII thereof as it now exists and inserting in lieu and instead thereof a new Article VIII reading as follows:

                                  ARTICLE VIII

                          MANAGEMENT OF THE CORPORATION

8.1 Except as otherwise provided herein, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The Board of Directors shall be divided into three classes: Class I, Class II and Class III. The classes shall be as nearly equal in number as the then total number of directors constituting the entire Board of Directors permits, with the three-year term of service of each class staggered to expire in successive years. The directors shall be assigned to a class at the time of their election.

Initially, the directors in Class I and Class II will hold office for one and two-year terms, respectively. The directors appointed to Class I shall initially serve one-year terms and shall be eligible for re-election for full three-year terms at the Corporation's annual meeting of stockholders to be held in 2002. The directors appointed to Class II shall initially serve two-year terms and shall be eligible for re-election for full three-year terms at the annual meeting of stockholders to be held in 2003. The directors appointed to Class III shall initially serve full three-year terms and shall be eligible for re-election for new three-year terms at the annual meeting of stockholders to be held in 2004. At each annual meeting of stockholders, the successors to the class of directors whose term shall then expire shall be elected to hold office for a term expiring at the third succeeding annual meeting of stockholders and each director so elected shall hold office until his successor is elected and qualified, or until his earlier resignation or removal. If the number of directors is changed, any increase or decrease in the number of directors shall be apportioned among the three classes so as to make all classes as nearly equal in number as possible, and the Board of Directors shall decide which class shall contain an unequal number of directors.

8.2 Except to the extent necessary to implement the provisions of the stockholders' agreement (the "Stockholders' Agreement"), dated as of October 1, 1998, among Avi Arad, the various Dickstein entities and individuals listed on the signature pages thereto, Isaac Perlmutter, Isaac Perlmutter T.A., the Laura & Isaac Perlmutter Foundation Inc., Object Trading Corp., Zib Inc., The Chase Manhattan Bank, Morgan Stanley & Co. Incorporated, Whippoorwill Associates, Incorporated, and the Corporation, as such agreement is in effect on September 30, 2001, any vacancies in the Board of Directors for any reason, and any directorships resulting from any increase in the number of directors, may be filled only by the Board of Directors, acting by a majority of the directors then in office (even though such number of directors may constitute less than a quorum) and any directors so chosen shall hold office until the next election of the class for which such directors shall have been chosen and until their successors shall be elected and qualified.

8.3 Election of directors need not be by written ballot unless the By-Laws so provide.

8.4 The Board of Directors shall have the power to adopt, amend, and repeal the By-Laws of the Corporation.

8.5 The stockholders and directors shall have the power, if the By-Laws so provide, to hold their respective meetings within or without the State of Delaware and may (except as otherwise required by law) keep the Corporation's books outside the State of Delaware, at such places as from time to time may be designated by the By-Laws or the Board of Directors.

8.6 Subject to the rights of the holders of any series of Preferred Stock with respect to such series of Preferred Stock and except to the extent necessary to implement the provisions of the Stockholders' Agreement (as in effect on September 30, 2001), any action required or permitted to be taken by the stockholders of the Corporation must be effected at a meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.

8.7 Notwithstanding anything to the contrary contained in the By-Laws, a special meeting of the stockholders for any purpose or purposes may be called at any time or from time to time by the Chief Executive Officer or Chairman of the Board of Directors, and shall be called at any time or from time to time at the request in writing of a majority of the total number of directors in office. Except as provided in the immediately following sentence of this Section 8.7, special meetings may not be called by any other person or persons. Solely for the purposes of implementing the provisions of the Stockholders' Agreement (as in effect on September 30, 2001), a special meeting shall also be called by the Chief Executive Officer or the Secretary upon the written request of not less than 15% in interest of the stockholders entitled to vote thereat. At any special meetings, no business shall be transacted and no corporate action shall be taken other than as stated in the notice of the meeting.

8.8 In addition to the powers and authority hereinbefore conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the GCL, this Certificate of Incorporation, and the By-Laws; provided, however, that no By-Laws hereafter adopted shall invalidate any prior act of the directors which would have been valid if such By-Laws had not been adopted.

SECOND: That such amendment has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware by the vote of the majority of the outstanding stock entitled to vote thereon.

IN WITNESS WHEREOF, I have signed this certificate this 31st day of January, 2002.

By: /s/F. Peter Cuneo

----------------------------
F. Peter Cuneo, President